CONTRACTUAL GUIDELINE FOR SHELTER PROGRAM RELATIONSHIPS

Javid, LLC is a service-focused company. The information presented below will serve as a guideline for establishing contractual relationships for the shelter service segment of Javid, LLC's business offering.

This agreement entered into on 11/28/19, by and between Javid LLC, a corporation chartered under the laws of the state of AZ and having it's principal offices located at 2151 N. Grand Ave herein referred to as Seller, and GrayScale, Inc., a corporation chartered under the laws of the state of Oregon and having it's principal offices located at 4581 S. Butterfield Dr. Tucson, AZ 85714 herein referred to as Purchaser.

Whereas, Seller has contractual relationships with one or more Mexican corporations organized under the General Corporation Law of Mexico qualified and registered to do business under the maquiladora assembly or manufacturing programs prescribed by the Law for the furnishing of manufacturing assembly space (hereinafter referred to as "space") and direct personnel and necessary indirect and supervisory personnel (hereinafter referred to as "labor"); and,

Whereas, Seller upon agreement, can furnish space and labor in selected locations in Mexico, pursuant to it's aforementioned existing established contractual relationships in accordance with the terms and conditions set forth below; and,

Whereas, Purchaser is desirous of using the space and the labor offered by Seller.

Therefore, it is agreed as follows:

ARTICLE I – SPACE PROVISION

1. Manufacturing and Warehouse Space provided:
   a. Seller shall provide space of an estimated 30,760 square feet in a building located at Calle San Jose Fraccionamiento in Nogales, Sonora, Mexico. This space shall be leased on the Purchaser's behalf and the Purchaser shall be responsible for all lease terms and conditions associated with leasing of said space.
   b. Specific facilitation concerning transformers and electrical/air/water/drainage requirements will be performed under the direction and cost of the Purchaser.
   c. Upon request of the Purchaser for additional and/or different space, Seller shall use its best effort to locate and provide said space. In the event of expansion and/or relocation to said space, the Purchaser will pay for the facilitation, moving and installation of operations in said space.
   d. Seller shall provide 200 square feet of space in an Arizona (AZ) warehouse for "in-out" service of Purchaser's material and equipment. If more permanent space is required in Arizona, Purchaser will pay for that space as a pass-through expense.
   e. Seller may provide Purchaser other AZ space, as needed, for office, etc. as a pass-through cost.
   f. Purchaser is responsible to provide liability insurance for all additional space provided.
   g. Purchaser is responsible to provide fire and casualty insurance for material, equipment, leasehold improvements, finished goods and business interruption insurance as deemed necessary by Purchaser to properly protect Purchaser's legal liability.
   h. Purchaser is responsible for costs of permits required to establish operations in any leased space on their behalf. Those costs will be a pass-through cost.
   i. Timing to occupy and utilize space will be dependent upon compliance to legal regulations.

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ARTICLE II – SERVICES, REPAIR AND MAINTENANCE OF SPACE

1. Seller shall provide the following services at its own cost for the manufacturing space:
   a. Janitorial services and supplies for non-Production areas (offices, bathrooms).
   b. General repair and maintenance to building for structural issues. Labor to perform normal wear & tear maintenance will be provided and Purchaser will pay materials as a pass-through cost.
   c. Trash removal.
   d. Chemical storage (facility only).
   e. One installed telephone line (does not include toll charges)

2. Purchaser shall have the freedom to identify their specific requirements for all other services and request them in writing from the Seller. The Seller shall use its best effort to provide all requested services and the Purchaser is obligated to pay for these services as a pass-through cost. These include, but are not limited to the following:
   a. Leasehold improvements
   b. Additional communication lines, both data and voice
   c. Air, electric, plumbing, lighting and any other special requirements needed for Purchaser's process
   d. Any other item not previously detailed as Seller expense

ARTICLE III – LABOR

1. Upon written request by Purchaser (format provided by Seller), Seller shall employ and make available to Purchaser, for the fabrication or assembly of Purchaser's products personnel who meet the basic qualification requirements identified by Purchaser. The labor force that is subject to the hourly fee, and delta fringe benefit charges, shall include all non-salaried personnel as follows:
   a. Direct Operator Labor – to follow general CAMEX wage/salary administration guidelines
   b. Other Direct Labor – to include, but not limited to:
      - Group Leaders
      - Operator Technicians
      - Quality Control Inspectors
      - Material Handlers
      - Set-up Personnel
      - Shipper/Receiver
   c. Seller shall charge Purchaser the current Shelter Fee and Delta charge for Fringe Benefits as included in the formal proposal designed for each customer.

2. Indirect Labor – Indirect Labor is considered to be hourly and salaried personnel that are not listed above, and/or agreed upon separately. For example:
   a. Production, Quality, Engineering and Material Management Personnel
   b. Production, Quality, Engineering and Material Supervisory Personnel
   c. Security Guards and Janitorial Personnel (production/warehouse areas)
   d. Administrative Clerks and other miscellaneous Administrative Personnel
   e. Seller shall charge Purchaser for the above type of positions, based on the actual cost incurred for each position that includes salary, fringe benefits, and employee and employer taxes.

3. Overtime – Overtime is not contemplated in the normal rate.
   a. Direct Labor – Seller shall charge Purchaser for the clock hour worked at the appropriate Shelter Fee and Delta charge for Fringe Benefits. Seller shall charge Purchaser all additional costs associated for the overtime on an actual cost basis (salary, fringe benefits and taxes).
   b. Indirect Labor – Seller shall charge Purchaser the actual costs incurred for overtime worked by all labor in this classification.

4. Work Week – The standard work week is 48 hours per shift. This guideline is for a single shift operation.

ARTICLE III – LABOR (continued)

5. Holidays – All nationally recognized holidays will be observed (see Attachment A)
   a. Direct Labor – Holiday pay is included in the Shelter Fee rate
   b. Indirect Labor – Holiday pay is charged to Purchaser at the actual cost incurred

6. Severance Pay – The Seller shall charge Purchaser for any and all costs incurred to comply with Mexican Labor Laws at the time of transfer or termination as requested by Purchaser.

7. The Mexican Government reviews and modifies the minimum wage structure at least once per year. This modification has a direct cost impact on wages and benefits for Mexican workers that will be employed under the terms of this agreement. The Shelter Fee and Delta charge will need to be reviewed and possible altered upon each occurrence of mandatory governmental wage changes.

8. Other – Purchaser is responsible for all charges associated with compliance to Mexican Labor Laws that are resulting from Purchaser directed activities (i.e. layoffs, terminations, downtime, etc.).

ARTICLE IV – SHIPPING AND CUSTOMS

1. U.S. Customs and Duties – Purchaser shall be the Importer and Exporter of record for U.S. Customs purposes for all machinery, materials and products inasmuch as Purchaser retains title to same.
   a. Purchaser shall be responsible to acquire and maintain the required records to support compliance with U.S. Customs laws. Seller shall provide it's best efforts to assist in this process.
   b. Purchaser shall be responsible for all U.S. tariffs, duties, penalties, bonds and U.S. brokerage fees as they incur. These expenses may be paid directly, or Seller may pay on the behalf of Purchaser and receive immediate reimbursement as a pass-through cost.
   c. Seller shall provide necessary administrative services to coordinate customs activities.

2. Mexican Customs and Duties – Purchaser shall provide Seller all the necessary information concerning machinery, materials and products so Seller may seek the necessary permits for importation into Mexico under the Seller's maquiladora program. Seller shall provide it's best efforts to acquire all permits in a timely fashion as needed to support Purchaser's activities.
   a. Purchaser shall be responsible for all Mexican tariffs, duties, penalties, bonds and Mexican brokerage fees as they incur. The Seller will pay these expenses on the behalf of the Purchaser. The Seller shall receive immediate reimbursement as a pass-through cost.
   b. Seller shall provide necessary administrative services to coordinate customs activities.

3. Purchaser will be responsible for all customs related expenses associated with governmental compliance of either the United States or Mexico as occasioned by the performance of this agreement.

ARTICLE V – INVOICES AND PAYMENTS

1. Seller shall issue invoices each week that will represent the charges for Space, Shelter Fees, Delta Fees and Pass-through costs associated with the Purchaser directed activities for said week.

2. Purchaser may assign a resident individual to approve Seller's invoices, or provide an alternate manner for invoice approval that will support timely payment of invoices.

3. Depending on project size, a security deposit for payroll and pass-through costs may be required. In the event a deposit is established payment terms shall be NET 30 from invoice date. This security deposit is entirely refundable or applicable to final contract invoicing. If the project does not require a security deposit, payment terms shall be NET 10 from invoice date.

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ARTICLE V – INVOICES AND PAYMENTS (continued)

4. Purchaser further agrees to pay for any and all services/materials directed by them that may not be detailed elsewhere in this agreement. Payment for these will handled under NET 10 terms.

ARTICLE VI – AGREEMENT TERM

1. The term of this agreement is for three (3) years from a mutually established start date.
2. Either party may initiate cancellation of this agreement with three months (90 days) written notice. Upon acceptance of the cancellation, Purchaser must render to Seller monies to pay for all expense matters listed in this agreement that are applicable. Seller shall provide supporting documentation for expenses.
3. This agreement will automatically renew for one (1) year increments upon completion of the initial term.

ARTICLE VII – INSURANCE

1. During the term of this agreement, Purchaser is solely responsible for providing insurance coverage for the Purchaser's property, to include, but not limited to; equipment, inventories, work-in-process and other items while these items are in transit to, or in the possession of Seller or Seller's agents.
2. Upon request, the Seller shall use its best effort to assist in the acquisition of insurance in Mexico to cover items detailed in VII, 1 above.

ARTICLE VIII – INDEMNIFICATION

1. The Seller shall indemnify and hold the Purchaser harmless from and against any loss, expense, damage or injury suffered or sustained by the Purchaser by reason of any acts, omissions or alleged acts or omission by the Seller and/or Seller's employees working for the benefit of the Purchaser (other than any acts, omissions or alleged acts or omissions of such employees taken or failed to have taken at the direction of the Purchaser) or otherwise arising out of the Seller's activities on behalf of the Purchaser. The indemnity shall include, but not be limited to, any judgement, award, settlement, reasonable fees of attorney and similar advisors, penalties, fines, and such other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claims.
2. The Purchaser shall indemnify and hold the Seller harmless from and against any loss, expense, damage or injury suffered or sustained by the Seller by reason of any acts, omissions or alleged acts or omissions by Purchaser and/or Seller's employees working for the benefit of the Purchaser (other than acts, omissions or alleged acts or omissions of such employees taken or failed to have taken at the direction of the Purchaser) or otherwise arising out of the Seller's activities on behalf of the Purchaser. The indemnity shall include, but not be limited to, any judgement, award, settlement, reasonable fees of attorney and similar advisors, penalties, fines, and such other costs or expenses incurred in connection with the defense of any actual or threatened actions, proceeding or claim.

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ARTICLE IX – TITLE TO EQUIPMENT & MATERIALS

1. Title to all equipment, inventory and work-in-process shall remain in the Purchaser's name, except as provided elsewhere in this agreement. Purchaser shall furnish all equipment, including tools and machinery, workbenches and support facilities necessary to perform Purchaser's contracted tasks.

2. Purchaser's equipment, inventory and work-in-process shall be used exclusively at the direction of the Purchaser pursuant to this agreement.

3. Seller agrees not to sell, mortgage, encumber, lease, or remove from its facilities at Nogales, Mexico any item of Purchaser's equipment, inventory and work-in-process without prior written permission from the Purchaser or designated Purchaser representative.

ARTICLE X – LEGAL COMPLIANCE

1. Seller agrees to comply with all the laws, rules and regulations of the governments of Mexico and the United States of America.

ARTICLE XI – APPLICABLE LAW

1. This Agreement shall be interpreted in accordance with, and the construction thereof shall be governed by, the laws of the State of Arizona.

ARTICLE XII – AGREEMENT SUMMARY

1. The terms and provisions contained herein constitute the agreement between stated parties. The Shelter Proposal that is prepared with more specific forecasting and financial information will be considered an active addendum to this agreement and must be attached at the time of signing this agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement, and its associated addendum, or caused this Agreement to be executed, as of this day and year written below.

PURCHASER:	SELLER:
BY Jane K. Conner	BY [signature]
TITLE Chief Financial Officer	TITLE President & CEO
DATE 12/28/99	DATE 12/28/99

AGREEMENT START DATE____________________

* The information contained within is considered proprietary and any reproduction or circulation beyond the intended recipient is prohibited without prior written approval of [illegible], LLC

JKC

LEASE CONTRACT

LEASE CONTRACT entered into by Messrs. Alberto Martin Sanchez Gayou, Luis Carlos Sanchez Gayou, Rubby Yamil Osuna Delgadillo, Ariadna Rebbeca Osuna Delgadillo, having their domiciles in Nogales City, State of Sonora, Mexico, represented herein by Mr. Alberto Martin Sanchez Gayou in his capacity as Common Representative (hereinafter referred to as the "LESSORS"), and Camex de Nogales, S. A. DE C. V., a corporation doing business in Nogales, State of Sonora, Mexico, represented herein by Mr. Robert Klosek in his capacity as General Manager of said corporation (hereinafter referred to as the "LESSEE"), in accordance with the following:

C L A U S E S:

FIRST.- THE LEASED PROPERTY

Under the terms of this agreement, the LESSORS here by delivers in lease to the LESSEE, the temporary use and possession of a certain plot of land and all buildings and other improvements constructed or to be constructed thereon, situated at Calle San Jose Fraccionamiento Los Alamos, in the city of Nogales, State of Sonora, Mexico. Said land consists jointly of a surface area of approximately 30,760 square feet. The building and surrounding areas shall be designated as the "LEASED PROPERTY".

SECOND.- OWNERSHIP OF THE LEASED PROPERTY.

LESSORS represent and warrant to have the right of exclusive use and possession of the Leased Property. Furthermore, The LESSORS, as owners of the Leased Premises, acknowledge and authorize the execution of this agreement and guarantee that the LESSEE shall have the quiet enjoyment of the Leased Property. Similarly, the LESSORS agree that as provided by the Civil Code of the State of Sonora, the lease shall survive any foreclosure of any lien or any mortgage on the Leased Property and that any default in payment of any such lien or mortgage shall in no way

prejudice the terms of this lease or any extensions thereof; and that any amendments to such mortgages or any new mortgages on the Leased Property shall contain a provision acknowledging the existence and duration of this lease. Further, the LESSORS state and guarantee that the LEASED PROPERTY is suited for the light industrial uses that the LESSEE intends to carry out, and that same is in accordance with local applicable land usage regulations.

THIRD.- DELIVERY OF THE LEASE PROPERTY.

The LESSORS shall deliver the Leased Property to LESSEE ready for beneficial occupancy, precisely on November 1st. 2003 (the "Commencement Date").

FOURTH.- USE OF THE LEASED PROPERTY

The LESSEE shall use the Leased Property only for light and clean industrial operations. The LESSEE is permitted to use the chemicals necessary for its manufacturing needs. The use of these chemicals shall not violate any applicable municipal, states or federal ordinances or laws.

FIFTH.- ASSIGNMENT AND SUBLETTING

The LESSEE may not sublease the Leased Property or assign this contract, unless it has the express written authorization of LESSORS,..which authorization shall not be unreasonably withheld.

SIXTH.- LEASE PRICE

For the full Term (as hereinafter defined) of this agreement, the LESSEE shall covenant and pay as Rent (herein so called) for the Leased Property the amount of $4.25 (FOUR DOLLARS AND 25/100) currency of the United States of America, per square foot of the Building, per year, that is, the total amount of $130,730.00 (ONE HUNDRED THIRTY THOUSAND SEVEN HUNDRED THIRTY DOLLARS AND 00/100) annually or, upon the mutual consent of the LESSORS and LESSEE, its equivalent in Mexican Currency at the rate of exchange quoted by Banco Nacional de Mexico, S. A. for the sale of dollars on the date of payment. One twelfth (1/12) of the Rent shall be paid

monthly starting on the Commencement Date of this Agreement. The Rent Shall be paid in advance during each and every month of the Term and any extension of this Agreement, at the LESSORS' address as noted in Clause Twentieth hereof. The LESSEE shall also pay the corresponding Value Added Tax, currently at a 10% rate, on every Rent payment. In the event of any adjustment in the Value Added Tax, LESSEE shall pay that adjusted rate. Currently, the federal government requires that the LESSEE withhold income tax from the rent payable to LESSORS at a 10% rate, as well as 10% of the Value Added Tax.

SEVENTH.- TAXES AND UTILITIES

LESSORS shall be exclusively responsible for all taxes on real property, including land property taxes and Asset Tax, among others. The LESSEE will solely be responsible for taxes on the movable goods same should introduce to the LEASED PROPERTY, as well as for the Value Added Tax. The LESSEE shall withhold a 10% of the rent (withheld Income Tax) as required by the Federal Government, corresponding to the rent payable to the LESSORS. As well as 6.67% of the Value Added Tax. In the event of an adjustment, the corresponding rate shall be withheld.

The LESSEE shall directly contract for all utilities that it may require. The LESSORS represent and warrant that all utilities in sufficient capacities required for the current activities intended by the LESSEE on the Leased Property are connected to the Building. LESSEE represents and warrants that as of the Commencement Date of this Lease, it is satisfied with the utility capacities.

EIGHTH.- MAINTENANCE

Responsibility for maintenance, repair and replacement shall be governed by the following stipulations:

1.- The LESSORS must, during the term of this contract, maintain and repair, at their expense and cost, the foundations of the buildings, their floor structure, the walls and all supporting parts of the ceiling, insulation, drainage, sewers, as well as leaks and filtration's of the ceilings and walls, that are not originated by the modifications or adaptations made by the LESSEE. Replacement of equipment for coolers or heaters is the responsibility of LESSOR, except for

that equipment which is required for adequate and proper maintenance of the units.

2.- The LESSEE shall maintain and repair, at its expense and cost, the connections of services, paint, air conditioning and heating, roof leaks caused by modifications made by the LESSEE, all electrical power related items, plumbing and exterior appearance, as currently found in the LEASED PROPERTY.

NINTH.- ALTERATIONS

LESSEE shall not make any structural or exterior alterations to the premises without LESSOR's express written authorization, which shall not be unreasonably withheld. LESSEE at its cost shall have the right to make, without LESSOR's consent, nonstructural alterations to the interior of the premises that LESSEE requires in order to conduct its business on the premises. In making any alterations that LESSEE has a right to make, LESSEE shall comply with the following:

1.- LESSEE shall submit reasonably detailed final plans and specifications and working drawings of the proposed alterations and the name of the contractor at least ten days before the date it intends to commence alterations.

2.- The alterations shall not be commenced until ten days after LESSOR has received notice from LESSEE stating the date the installation of the alterations is to commence so that LESSOR can post and record an appropriate notice of nonresponsibility.

3.- The alterations shall be approved by all appropriate government agencies, and all applicable permits and authorizations shall be obtained before commencement of the alterations.

4.- All alterations shall be completed with due diligence in compliance with the plans and specifications and working drawings and all applicable laws.

All fixtures and/or equipment of whatsoever nature as shall have been installed in the Leased Property by the LESSEE whether permanently affixed thereto or otherwise, shall continue to be the property of the LESSEE, and shall be

removed by LESSEE at the expiration or termination of this lease or any renewal or extension thereof, unless the LESSEE receives the written confirmation of the LESSORS, in advance, in each specific case, that the improvements to be made on the property may remain on said property upon expiration of the lease, provided, however, the LESSEE shall at its own cost and expense repair any damage to the Leased Property resulting from the removal of said equipment and/or accessories and shall deliver the Leased Property to the LESSORS in adequate conditions of order, presentation and cleanliness.

TENTH.- LIABILITIES OF THE PARTIES

In accordance with applicable law, the LESSORS guarantee the LESSEE shall have the use and peaceful enjoyment of, the Leased Property during the full Term of this Agreement, and the LESSEE covenants and agrees to use the Leased Property only for the purposes herein stipulated and in accordance with the nature and intended usage of the Leased Property. The LESSORS or the LESSEE, respectively, shall be liable for damages to the Leased Property caused by their own fault or negligence, or that of their agents, employees or visitors and hereby agree to defend, indemnify and hold the other harmless from and against all loss, cost, damage, expense and causes of action suffered by any such party pursuant to this indemnification.

ELEVENTH.- INSURANCE

The LESSEE agrees to provide fire and extended coverage and liability insurance coverage on the Leased Property. Additionally, the LESSEE is responsible for the insurance on all of LESSEE'S personal property located or situated on the Leased Property.

TWELFTH.- TERM

The Term (herein so called) of this agreement shall be for a three (3) year and fifteen days period starting as of the Commencement Date.

THIRTEENTH.- *SURRENDER*

LESSEE shall, on the last day of the term of this lease or its extensions, surrender and deliver the Leased Property into the possession and use of the LESSORS without delay, in good order, condition and repair, except for normal wear and tear due to normal use and the passage of time.

All signs, inscriptions, canopies and installations of like nature made by LESSEE shall be removed prior to the expiration of the term of this lease.

All furniture, trade fixtures and business equipment installed by LESSEE shall remain the property of the LESSEE and be removed by LESSEE at any time during or at the end of the term and the LESSEE shall, at its own expense, fully repair all damage resulting from the installation or removal thereof.

LESSEE shall indemnify and hold harmless LESSOR from any liabilities which may result from environmental conditions relating to the generation of or use of hazardous toxic waste or emissions as a result of the LESSEE's manufacturing processes equipment or building alterations as they relate to the use or manner of use of space.

At the termination of this contract, LESSEE, at its own cost, will remove equipment and installations deemed hazardous or toxic by Mexican Environmental Laws, as well as clean up or restore building areas determined affected which are in violation of Mexican Environmental Laws.

At the termination of this contract, LESSEE at its own cost, will have a Phase 1 environmental test of the building, and the land provided by the LESSOR to assure that it has not been contaminated during occupancy by the LESSEE.

FOURTEENTH.- *HOLDOVER*

In the event this lease is not duly extended prior to the expiration or termination of the Term, the LESSEE shall at the termination of the lease by lapse of time or otherwise, yield up immediate possession to LESSORS, and failing to do so will pay as liquidated damages starting as of sixty (60) calendar days after the termination hereof and for the whole time such possession is withheld thereafter, the price of the lease increased by fifty percent (50%) but the provisions of this clause shall not be held as a waiver by LESSORS of any right of reentry, nor shall the receipt of said payment or any part thereof, or any act in apparent affirmation of tenancy,

operate as waiver of the right of LESSORS to recover the Leased Property.

FIFTEENTH.- DEFAULT BY LESSEE

A. DEFAULT:

The occurrence of any one of more of the following events shall constitute a material default and breach of this Agreement by LESSEE:

(a). The vacating or abandonment of the Leased Property by LESSEE.

(b). The failure by LESSEE to make any payment of Rent or any other payment required to be made by LESSEE hereunder, as and when due, where such failure shall continue for a period of five (5) days after receipt of written notice thereof from LESSORS to LESSEE.

(c). The failure by LESSEE to observe or perform any of the covenants, conditions or provisions materials of this Agreement to be observed or performed by LESSEE, other than described in paragraph (b) above where such failure shall continue for a period of thirty (30) days after receipt of written notice thereof from LESSORS to LESSEE; provided, however, that if the nature of LESSEE'S default is such that more than thirty (30) days are reasonably required for its cure, then LESSEE shall not be deemed to be in default if LESSEE commenced such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

B. REMEDIES:

In the event of any such material default or breach by LESSEE, LESSORS may at any time thereafter, with or without notice or demand and without limiting LESSORS in the exercise

of any right or remedy which LESSORS may have by reason of such default or breach:

(a). If LESSEE sales to pay, the rent in the corresponding month, the in the following month LESSEE shall pay the rent plus 10% penalty, and for each corresponding month the LESSEE shall pay and addicional 10%, therefor by the fifth month the penalty will be the rent plus 50%. The penalty shall not exceed 50% of the rent past the fifth.

(b). Terminate LESSEE'S right to possession of the Leased Property by any lawful means, in which case this Agreement shall terminate and LESSEE shall immediately surrender possession of the Leased Property to LESSORS. In such event LESSORS shall be entitled to recover from LESSEE all damages incurred by LESSORS by reason of LESSEE'S default including, but not limited to, the cost of recovering possession of the Leased Property; expenses of relating, including necessary renovation and alteration of the Leased Property, reasonable attorney's fees, the worth at the time of the award by the court having jurisdiction thereof of the amount by which the unpaid rent for the balance of the Term after the time of such award exceeds the amount of such rental loss for the same period that LESSEE proves could be reasonably avoided.

(c) Maintain LESSEE'S right to possession in which case this Agreement shall continue in effect whether or not LESSEE shall have abandoned the Leased Property. In such event LESSORS shall be entitled to enforce all of LESSORS' rights and remedies under this Agreement, including the right to recover the Rent as it becomes due hereunder.

(d). Pursue any other remedy now or hereafter available to LESSORS under the

laws or judicial decisions of the state wherein the Leased Property is located. Unpaid installments of Rent and other unpaid monetary obligations of LESSEE under the terms of this Agreement shall bear interest from the date due at the maximum rate then allowable by law.

SIXTEENTH.- DEFAULT BY LESSORS

LESSORS shall not be in default unless LESSORS fail to perform obligations required of LESSORS within a reasonable time, but in no event later that thirty (30) days after written notice by LESSEE to LESSORS specifying wherein LESSORS have failed to perform such obligation; provided, however, that if the nature of LESSORS' obligation is such that more than thirty (30) days are required for performance then LESSORS shall not be in default if LESSORS commence performance within such thirty (30) day period and thereafter diligently prosecute the same to completion.

SEVENTEENTH.- ENTRY ON LEASED PROPERTY BY LESSORS

LESSEE shall permit LESSORS and its authorized representatives to enter the Leased Property at all reasonable times for the purpose of inspecting the same and performing any work therein that may be required of it or that may be necessary by reason of LESSEE's failure to make repairs or perform such work or to commence the same after ten (10) days written notice from the LESSORS. Nothing herein shall imply any duty upon the part of the LESSORS to do any such work; and performance thereof by LESSORS shall not constitute a waiver of LESSEE's default in failing to perform the same.

EIGHTEENTH.- MODIFICATIONS TO CONTRACTUAL DOCUMENT

No modification, release or discharge of this lease or waiver of any of the provisions thereof shall be of any force or effect except by an agreement in writing signed by LESSORS and LESSEE.

NINETEENTH.- APPLICABLE LAW AND JURISDICTION

This Agreement shall be construed under and subject to the provisions of the Civil Code of the State of Sonora and both parties hereto expressly submit to the jurisdiction of the Courts of Nogales, State of Sonora, Mexico.

TWENTIETH.- NOTICES

All notices, demands and requests required under this lease shall be in writing. All such notices, demands and requests shall be deemed to have been properly given if served personally or if sent by registered or certified mail, return receipt requested, addressed to LESSORS or LESSEE as the case may be, at its respective address last designated by notice to the other party for that purpose.

Until LESSORS and LESSEE shall designate other addresses, their addresses shall be as follows:

LESSORS:

Carretera Internacional y Periferico Local 7

Nogales, Sonora, Mexico.

Tel: 3-14-33-28 , 3-14-33-29 Fax: 3-14-33-30

LESSEE:

CAMEX DE NOGALES, S.A. DE C.V.

Calle San Jose, Fraccionamiento Los Alamos.

Nogales, Sonora.

ATTN.: Mr. Robert Klosek

TWENTIETH FIRST.- TRANSLATION

LESSORS and LESSEE agree that this Lease Contract is executed in Spanish and English version. In the event of discrepancy, the Spanish version shall prevail.

TWENTIETH SECOND.- ENTIRE AGREEMENT

This agreement shall substitute any and all agreements previously entered into by and between the parties with respect to the subject matter hereof and which might be opposed to the provisions.

TWENTIETH THIRD.- WAIVER

No waiver by LESSORS or any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by LESSEE of the same or any other provisions. LESSORS' consent to, or approval of any act, shall not be deemed to render unnecessary the obtaining of LESSORS' consent to or approval of any subsequent act by LESSEE. The acceptance of Rent hereunder by LESSORS shall not be a waiver of any preceding breach by LESSEE of any provision hereof, other than the failure of LESSEE to pay the particular Rent so accepted, regardless of LESSORS' knowledge of such preceding breach at the time of acceptance of such rent.

In witness whereof, the parties hereto execute this lease in the City of Nogales, Sonora, Mexico on the 1st. day of the month of November of 2003.

LESSEE	LESSORS
CAMEX DE NOGALES, S.A. DE C.V.	
By: ROBERT KLOSEK	By: ALBERTO SANCHEZ GAYOU

WITNESSES

CECILIA GUERRA CORDOVA	FELIPE DELGADILLO LUCERO